Wiley Provides Business Update for COVID-19

Hoboken, NJ - April 9, 2020 – John Wiley & Sons, Inc. (NYSE: JW-A and JW-B), a global leader in research and education, is providing an update regarding business impacts of the COVID-19 pandemic.

Update to Fiscal 2020 Outlook

Subsequent to Wiley’s reporting of third quarter 2020 results on March 4, the global economy has experienced a sudden and unprecedented downturn due to the COVID-19 pandemic.  Wiley’s financial position is fundamentally strong and the Company will continue to benefit from its leadership positions in research and education.  However, the global isolation measures aimed at halting the COVID-19 spread will have a significant adverse impact on fourth quarter results, including the following:

•	Declines in print book sales due to indefinite closings of retail bookstores,
•	Declines in businesses that rely on in-person engagement, primarily test prep and corporate training,
•	Delays in closing annual journal subscription agreements in certain parts of Europe and Asia due to challenges of remote selling and university disruption, and
•	Delays in customer payments due to widespread disruption and pervasive cash conservation behaviors in the face of uncertainty.

As a result, Wiley is reducing its fiscal year 2020 outlook for Revenue, Adjusted EBITDA and Adjusted EPS, and withdrawing its Free Cash Flow outlook given very limited visibility into the timing of collections from customers.

ITEM	MARCH 4 FY20 OUTLOOK	APPROXIMATE COVID-19 IMPACT	REVISED FY20 OUTLOOK
Revenue	$1,855-$1,885	$(50)	$1,805-$1,825
Adjusted EBITDA	$357-$372	$(25)	$325-$350
Adjusted EPS	$2.45-$2.55	$(0.30)	$2.15-$2.30
Free Cash Flow	$210-$230	N/A	Withdrawn

Adjusted EBITDA, Adjusted EPS, and Free Cash Flow are non-GAAP financial measures.  Please see the section entitled “Non-GAAP Financial Measures” at the bottom of this release.

Updated outlook reflects actual currency impact to date and current exchange rates sustained through Q4 (Euro at $1.10 and Pound Sterling at $1.23). Since March 4, COVID-19 volatility has resulted in an incremental adverse FX impact to Wiley’s revenue, Adjusted EBITDA and Adjusted EPS forecast of $7 million, $2 million, and $0.03, respectively.

Wiley estimates that approximately one-quarter of the fourth quarter revenue and earnings impact from COVID-19 is timing related, primarily in Research, and recovery is expected in subsequent periods.

Strong Liquidity and Financial Position; Dividend Maintained; Share Repurchases Suspended

The Company has a strong balance sheet and ample liquidity, with a $1.5 billion credit agreement not maturing until May 2024.  As of January 31, Wiley had $118 million of cash on hand and undrawn revolving credit totaling $700 million.  The Company’s net debt-to-EBITDA ratio was 1.8.

Wiley’s Board of Directors recently declared a quarterly cash dividend of $0.34 per share on its Class A and Class B Common Stock and approved a $200 million share repurchase authorization.  Given the COVID-19 uncertainty, the Company has decided to suspend share repurchases.

Management Commentary

“For over 200 years, Wiley has successfully navigated periods of uncertainty and crisis through operational discipline, fiscal prudence, and strategic foresight,” said Brian Napack, President and CEO.  “Looking beyond the current disruption, we remain confident in our team, our strategy and our ability to deliver strong performance in the long term by taking advantage of inexorable growth trends in research, online education, and digital courseware.”

Mr. Napack continued: “Wiley’s mission to support research and education has never been more critical, and we are working hard to support our customers and communities as they wrestle with this unprecedented crisis.  To that end, we have made large amounts of our scientific research, digital courseware, and education services freely available to researchers, educators, students and professionals.  This has included opening up thousands of COVID-related scientific research studies to aid the search for a cure, and delivering a wide range of education services, academic courseware and professional training services to help universities, schools and companies suddenly forced to go virtual.

Our first priority is, of course, to ensure the health and well-being of our Wiley colleagues.  Thus, we have transitioned seamlessly to work-from-home worldwide, and we are providing extensive support to them as they balance the stresses inherent in this new mode of operation.  Finally, our thoughts go out to those who have been directly impacted by this virus, and our admiration and gratitude go out to all those on the frontlines in the healthcare system and in our communities.’’

Supporting Employees and Communities

Wiley continues to invest in its global workforce and implement preventive measures while also meeting the needs of customers and partners.  Measures include company-wide ‘’work from home” policies, cancellation of in-person events, and sanitation of facilities. Consistent with our mission to advance knowledge and understanding for a healthy and prosperous society, we are supporting our research and education communities in the following ways:

•	Scientific, Technical, and Medical Research – Wiley has made, and will continue to make research content and data on COVID-19 readily available, including thousands of related studies and articles.
•
Digital Learning – To support instructors and students in this sudden shift to remote learning, Wiley is enabling free access to its digital courseware solutions, WileyPLUS, Knewton Alta and zyBooks; its CPA, CMA, and CFA test prep solutions; and the bestselling title, The Year Without Pants, about leading a remote team and navigating a work-from-home culture.

•
Online Education – Wiley is offering expanded partner support to universities during this rapid transition to online, including additional technology support and assistance with course production.  Wiley recently launched a free micro-course, Launching Online Learning, for K-12 educators to quickly ramp-up online learning in their environments.

More information on Wiley’s COVID-19 response and community support can be found at https://newsroom.wiley.com/covid-19.

About Wiley
Wiley drives the world forward with research and education.  Through publishing, platforms and services, we help students, researchers, universities, and corporations to achieve their goals in an ever-changing world. For more than 200 years, we have delivered consistent performance to all of our stakeholders. The Company's website can be accessed at www.wiley.com.

Non-GAAP Financial Measures
We present financial information that conforms to Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”). We also present financial information that does not conform to U.S. GAAP, which we refer to as non-GAAP. We have not provided our fiscal year 2020 outlook for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including restructuring charges and credits, gains and losses on foreign currency, and other gains and losses. These items are uncertain, depend on various factors, and could be material to our consolidated results computed in accordance with U.S. GAAP. Non-GAAP performance measures do not have standardized meanings prescribed by U.S. GAAP and therefore may not be comparable to the calculation of similar measures used by other companies and should not be viewed as alternatives to measures of financial results under U.S. GAAP. The adjusted metrics have limitations as analytical tools and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial metrics that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. Please refer to our most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission for additional details, definitions and explanations of our non-GAAP performance measures.

Forward-Looking Statements
This release contains certain forward-looking statements concerning the Company's Fiscal Year 2020 Outlook, operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company and are subject to change based on many important factors. Such factors include, but are not limited to: (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities; (x) the Company’s ability to realize operating savings over time and in fiscal year 2020 in connection with our multi-year Business Optimization Program, (xi) the approximate COVID-19 impact to FY20 Outlook, and (xi) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Investor Contact:
Brian Campbell
201.748.6874
brian.campbell@wiley.com

Media Contact:
Nadeen Ayala
201.748.6094
nayala@wiley.com